Exhibit 99.1

Fifth Third Bancorp has developed the document attached as Exhibit 99.1 containing a general trend overview of Fifth Third’s objectives, financial condition and results of operations for the fourth quarter of 2006. Please note that all comparisons to the fourth quarter are unannualized. Additionally, the effects of the balance sheet actions on results are described in aggregate, including the effect on reported results. All subsequent discussion of the quarter under the heading “Management Discussion of Trends” excludes the effect of these balance sheet actions.

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News Release

CONTACT:	Jeff Richardson (Analysts)	FOR IMMEDIATE RELEASE
	513/534-0983	November 20, 2006
Jim Eglseder (Analysts)
513/534-8424
Debra DeCourcy (Media)
513/534-4153

Fifth Third Bancorp Announces Balance Sheet Actions;

Provides Mid-Quarter Update

Balance Sheet Actions

Fifth Third announced today that it has completed a review of its balance sheet in light of asset/liability management considerations and changing market conditions, and has decided to strategically shift the composition of its balance sheet.

Specifically, Fifth Third Bancorp’s Board of Directors approved several actions to improve the asset/liability profile of Fifth Third. These actions are intended to reduce the size of the Company’s available-for-sale securities portfolio to a size that is more consistent with its liquidity, collateral and interest rate risk management requirements; improve the composition of the balance sheet with a lower concentration in fixed-rate assets; lower wholesale borrowings to reduce leverage; and better position Fifth Third for an uncertain economic and interest rate environment.

These actions include: (i) sales of approximately $11.5 billion in available-for-sale securities, with those securities targeted to be sold having a weighted average yield of approximately 4.30%; (ii) reinvestment of approximately $2.8 billion in available-for-sale securities that are more efficient when used as collateral; (iii) a reduction of approximately $8.7 billion in wholesale borrowings at a weighted average rate paid of 5.30%; and (iv) the termination of approximately $1.1 billion of repurchase and reverse repurchase agreements.

These actions will reduce investment securities to approximately 13% of earning assets and wholesale funding to approximately 28% of total liabilities, which the Company believes is a more appropriate level for its liquidity and collateral requirements and the management of its current interest rate risk profile.

Depending on market conditions, Fifth Third anticipates a pre-tax loss from these actions of approximately $500 million, or approximately $325 million after-tax ($0.58 per share). The actions outlined above, before hedging costs described below, are expected to result in a benefit to net interest income in 2007, given current market rate expectations, of approximately $110 to 120 million, and a benefit to the net interest margin in 2007 of approximately 35-40 bps.

In order to further hedge interest rate sensitivity, Fifth Third plans to add interest rate derivatives in the form of swaps, caps, and floors with the objective of reducing exposure to significant upward and downward movements in market interest rates. These hedges are expected to reduce net interest income in 2007 by approximately $40 million and reduce net interest margin by about 5 bps.

The changes in these positions in securities and repurchase agreements, wholesale borrowings, and hedges are expected to reduce Fifth Third’s current liability sensitivity (i.e., its exposure to liabilities repricing faster than earning assets). The Company expects its interest-rate sensitivity position to be relatively neutral after the execution of all intended sales and hedging actions, given the current interest rate environment and market rate expectations.

These actions will have modest effects on the Company’s capital ratios. In the third quarter of 2006, Fifth Third reported a leverage ratio of 8.52%; a tier one capital ratio of 8.60%; and a total capital ratio of 10.56%. The Company does not expect the leverage ratio to be significantly affected in the fourth quarter as a result of the actions, and would expect a benefit of 40 bps once the full effect is realized in average assets. The Company expects the tier one and total capital ratios to be reduced in the fourth quarter by approximately 20 bps and 15 bps, respectively, as a result of the actions. The Company’s tangible equity to tangible asset ratio was 7.40% at the end of the third quarter, and is expected to benefit in the fourth quarter by approximately 65 bps as a result of the actions.

The actions described above, as well as current expectations for the quarter, are expected to result in earnings per share in the fourth quarter of 2006 of approximately $0.06 to $0.08. For the full year 2006, earnings per share are expected to be approximately $2.07 to $2.09.

Management Discussion of Trends

Fifth Third expects fourth quarter 2006 earnings, before the effect of the above-mentioned items, to be lower than the third quarter. The Company does not expect a significant benefit in fourth quarter from the above actions, due to the expected timing of actual sales. All subsequent discussion of results herein excludes the effects of the aforementioned balance sheet actions.

Compared with the third quarter, the Company expects solid loan growth and relatively flat deposits. Net interest income is expected to be modestly higher than in the third quarter. Noninterest income is expected to be relatively flat compared with the third quarter, largely reflecting net gains in the prior quarter on sales of securities, three branches, and an out-of-footprint credit card portfolio. Expenses are expected to be up modestly. These results are expected to be offset by a higher effective tax rate and higher credit costs. The effective tax rate is expected to be in line with the 30 percent expectation previously disclosed.

Noninterest Income

Electronic Payment Processing

Fifth Third expects fourth quarter electronic payment processing revenues to continue to reflect steady trends in new customer acquisition despite more modest trends in overall retail sales activity. Processing revenues are expected to exhibit mid- to high-teen percentage growth over the same quarter last year and high-single digit sequential growth.

Deposit Service Revenue

Total fourth quarter deposit service revenues are expected to be stable relative to the same quarter last year and last quarter on stable performance from both retail and commercial-based deposit revenues.

Corporate Banking

Fourth quarter corporate banking revenues compared with the same quarter last year are expected to exhibit a low- to mid-teens digit decline primarily due to very strong lease syndications results in 2005. Relative to the third quarter, results are expected to exhibit low-to-mid single digit percentage growth over last quarter with strength in international and other commercial fees.

Investment Advisors

Fifth Third expects fourth quarter investment advisory revenues to produce modestly improved results relative to the same quarter last year, and to exhibit low-single digit growth compared with third quarter levels.

Mortgage Banking

Fourth quarter net mortgage banking revenues are expected to experience a low 20s percent decline relative to the same quarter last year, and a low teens percentage decline compared to third quarter. The decline in revenue is largely attributable to lower origination volumes and sales and MSR valuation adjustments.

Other Noninterest Income

Fourth quarter other noninterest income is expected to exhibit mid-single digit percentage growth over the same quarter last year and a mid-to-high single-digit decline from last quarter. Strength in loan fees and cardholder fees should be offset by previously disclosed reductions in operating lease income resulting from runoff in the consumer operating lease portfolio.

Expenses

Noninterest expense is expected to exhibit low single digit percentage growth over the same quarter last year and low single-digit growth versus the third quarter.

Balance Sheet Trends

•	Fifth Third expects average core deposit balances to exhibit low-single digit percentage growth over the same quarter last year and to be flat compared with the third quarter. Trends versus the third quarter are expected to reflect solid growth in savings, money market and consumer time deposit categories as well as seasonally higher commercial demand deposit levels, offset by lower interest checking balances reflecting continued shifts into higher rate accounts though at a more moderate pace than recent quarters. Fifth Third expects aggregate fourth quarter core deposit rates to reflect a moderation in upward repricing, reflecting some mix shift and balance rollovers, partially offset by lower rates in certain account types and markets.

•	Wholesale funding levels, including non-core deposits, are expected to be flat versus the same quarter last year and to be stable with third quarter levels. As a result of the recent slowing of short-term interest rate increases and the corresponding effect on its largely variable-rate wholesale funding portfolio, Fifth Third expects wholesale funding pricing to be similar to that experienced in the third quarter.

•	Loans and leases are expected to exhibit mid- to high-single digit percentage growth over the same quarter last year, due to good middle-market commercial loan growth and solid consumer lending trends. Compared with third quarter, balances are expected to show low-single digit growth primarily due to good commercial and industrial and residential loan results. Overall average total loans and leases, including loans held-for-sale, are expected to exhibit growth rates similar to or slightly below those seen in recent quarterly periods.

•	Average earning assets are expected to increase at a low single digit percentage rate over the same quarter last year, and to be stable with third quarter levels, as loan growth continues to be offset by paydowns in the available for sale securities portfolio.

•	As a result of the balance sheet trends detailed immediately above (before the effects of the balance sheet actions), Fifth Third expects net interest income to be stable versus the same quarter last year and to increase in the low single digits compared with the third quarter of 2006. Net interest margin is expected to expand by 4-6 basis points from third quarter levels.

Credit Quality

Net charge-offs, as a percentage of average loans and leases, are expected to increase to the high 40s to low 50s basis point range. The increase from the third quarter is largely the result of two large commercial charge-offs totaling $11 million, as well as higher consumer losses. Nonperforming assets are expected to increase in the mid- to- high single digits from third quarter levels. Fifth Third does not expect a significant change in the reserve for credit losses as a percentage of total loans and leases during the fourth quarter.

Conference Call

•	Fifth Third will hold a conference call at 4:30 pm today, November 20th, to discuss the contents of this disclosure. Investors, analysts and other interested parties are invited to dial into the conference call at least 15 minutes prior to the scheduled start time at 877-309-0967 for domestic access and 706-679-3977 for international access (password: Fifth Third). A replay of the conference call will be available for approximately seven days after the date of the call by dialing 800-642-1687 for domestic access and 706-645-9291 for international access (passcode 2293006#).

Other

•	As noted in our third quarter 2006 earnings conference call, this is expected to be the last mid-quarter update furnished by Fifth Third.

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $105.8 billion in assets, operates 19 affiliates with 1,145 full-service Banking Centers, including 115 Bank Mart® locations open seven days a week inside select grocery stores and 2,124 Jeanie® ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania and Missouri. Fifth Third operates five main businesses: Commercial Banking, Branch Banking, Consumer Lending, Investment Advisors and Fifth Third Processing Solutions. Fifth Third is among the largest money managers in the Midwest and, as of September 30, 2006, has $215 billion in assets under care, of which it manages $32 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded through the NASDAQ® National Global Select Market System under the symbol “FITB.”

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This report may contain forward-looking statements about the Registrant and/or the company as combined with acquired entities within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. This report may contain certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Registrant and/or the combined company including statements preceded by, followed by or that include the words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” “remain” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions increase significantly; (2) changes in the interest rate environment reduce interest margins; (3) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (4) general economic conditions, either national or in the states in which the Registrant, one or more acquired entities and/or the combined company do business, are less favorable than expected; (5) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (6) changes and trends in the securities markets; (7) legislative or regulatory changes or actions, or significant litigation, adversely affect the Registrant, one or more acquired entities and/or the combined company or the businesses in which the Registrant, one or more acquired entities and/or the combined company are engaged; (8) difficulties in combining the operations of acquired entities and (9) the impact of reputational risk created by the developments discussed above on such matters as business generation and retention, funding and liquidity. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the United States Securities and Exchange Commission (SEC). Copies of this filing are available at no cost on the SEC’s Web site at www.sec.gov or on the Registrant’s Web site at www.53.com. The Registrant undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this report.